Exhibit 10.2

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) dated as of October 12, 2021, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), TradeZero Holding Corp., a Delaware corporation (the “Company”), and each of the Pre-Closing Holders set forth on Schedule A hereto (the “Supporting Holders”). SPAC, the Company and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and the Company, are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to each Supporting Holder;

WHEREAS, as of the date hereof, each Supporting Holder is the record owner and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock as are indicated opposite such Supporting Holder’s name on Schedule A (all such shares of Company Common Stock, together with any shares of Company Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) and any other shares of Company Common Stock such Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.1 shall be referred to herein collectively as such Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to SPAC’s and the Company’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for SPAC and the Company to enter into the Merger Agreement, each Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
MERGER AGREEMENT

1.1 Binding Effect of Merger Agreement. Each Supporting Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.03(a) (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Merger Agreement with respect to such provisions. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Merger Agreement with respect to such provisions.

1.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Supporting Holder makes no agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a holder of the Subject Shares, and not in such Supporting Holder’s capacity as a director, officer or employee of the Company, and (b) nothing herein will be construed to limit or affect any action or inaction by such Supporting Holder serving as a member of the board of directors of the Company acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH SUPPORTING HOLDER

Each Supporting Holder on its own behalf represents and warrants to SPAC and the Company, severally and not jointly, with respect to such Supporting Holder’s ownership of its Subject Shares set forth on Schedule A hereto that:

2.1 Authorization; Binding Agreement.

(a) Such Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted and has all requisite power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Supporting Holder, if a natural person, has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Supporting Holder and, assuming the due authorization, execution and delivery by SPAC and the Company, constitutes a legal, valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Supporting Holder nor performance by such Supporting Holder of the obligations herein nor the compliance by such Supporting Holder with any provisions herein will (a) violate the certificate or articles of incorporation, bylaws or other governing documents of such Supporting Holder (if the Supporting Holder is not a natural person), (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of such Supporting Holder, except as provided in the (i) Organizational Documents of the Company or the Supporting Holder’s Shareholder Admission Agreement (the “Shareholders Agreement”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to such Supporting Holder or by which any of such Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair such Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of Shares; Total Shares. As of the date hereof, such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Subject Shares and has good and marketable title to all of such Supporting Holder’s Subject Shares, free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) any Lockup Agreement entered into by and between such Supporting Holder, SPAC and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Organizational Documents of the Company or the Shareholders Agreement (collectively, “Permitted Encumbrances”). As of the date hereof, the Subject Shares listed on Schedule A opposite such Supporting Holder’s name (collectively, the “Securities”) constitute all of the shares of Company Common Stock, and any other Equity Securities of the Company owned of record or beneficially owned by such Supporting Holder, and such Supporting Holder does not beneficially own or have the power to vote any other shares of capital stock or other Equity Securities of the Company.

2.4 Reliance. Such Supporting Holder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Supporting Holder’s execution, delivery and performance of this Agreement.

2.5 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Supporting Holder (in their capacities as such) for which the Company or any of its Affiliates may become liable.

2.6 Investment. Such Supporting Stockholder is an “accredited investor,” as such term is defined in Regulation D of Securities Act and will acquire its portion of the Merger Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC represents and warrants to each Supporting Holder and the Company that:

3.1 Organization and Qualification. SPAC is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority for this Agreement. SPAC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by SPAC has been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of SPAC, Merger Sub and Merger Sub II, enforceable against SPAC in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

Each Supporting Holder hereby covenants and agrees that:

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), each Supporting Holder agrees that it shall not, directly or indirectly, during the period (the “Interim Period”) commencing on the date hereof and ending on the Expiration Time, (i) sell, assign, transfer (including by operation of Law), gift, pledge, dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, (A) by gift to a member of one of such Supporting Holder’s Immediate Family Member, an estate planning vehicle or to a trust, the beneficiary of which is a member of such Supporting Holder’s Immediate Family Member, an affiliate of such person or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of such Supporting Holder or (C) pursuant to a qualified domestic relations order; (ii) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (iii) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; (iv) to any employees, officers, directors or members of the Supporting Holder or any Affiliates of the Supporting Holder, (v) to any other Supporting Holder or (vi) with the prior written consent of the SPAC (such consent to be provided in SPAC’s sole discretion); provided, however, that a transfer referred to in this sentence shall be permitted only if, in the case of the foregoing clauses (i) through (iv), as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to SPAC, to be bound by all of the terms of this Agreement. For purposes of this Agreement, “Immediate Family Member” means any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

4.2 No Legal Action. Each Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by such Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided that the foregoing shall not limit or restrict in any manner the rights of the Company under the Merger Agreement or otherwise or the rights of a Supporting Holder to enforce the terms of this Agreement. Each Supporting Holder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that such Supporting Holder may have with respect to the Subject Shares under applicable Law.

4.3 Cooperation. Each Supporting Holder shall provide any information reasonably requested by SPAC or the Company reasonably necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

4.4 Adjustments. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities to the same extent as if such securities constituted the Subject Shares owned by such Supporting Holder as of the date hereof.

4.5 Registration Rights Agreement. Each Supporting Holder will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Registration Rights Agreement.

4.6 Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, such Supporting Holder shall, upon reasonable written request of such Supporting Holder by SPAC and at SPAC’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

4.7 Waiver and Release of Claims. Each Supporting Holder covenants and agrees, severally with respect to such Supporting Holder only and not with respect to any other Supporting Holder, as follows:

(a) Effective upon the Closing, in consideration for the undersigned Supporting Holder’s portion of the Merger Consideration, such Supporting Holder, on behalf of himself, herself or itself, and his, her or its Affiliates and equityholders (if the Supporting Holder is an entity) and each of their respective successors and assigns, hereby fully, unconditionally and irrevocably waives, releases, acquits and forever discharges the SPAC Parties and the Company, and each Subsidiary and Affiliate of the foregoing and their respective Representatives and equityholders, and each of their respective successors and assigns (collectively, “Released Parties”) from any claims, suits, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, debts, dues, or liabilities of any kind, actions, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), in law or equity (“Action”), which the Supporting Holder has or may have against any Released Party, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist (collectively, “Claims”) solely to the extent such Claims arise or relate to any inaccuracy or miscalculation in the portion of the Merger Consideration received by such Supporting Holder in connection with the Closing (collectively, the “Released Claims”). The Supporting Holder shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Action of any kind before any Governmental Authority against any Released Party based upon any Released Claim. The release contained herein is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, law, implied or express contract, discrimination of any sort or any other grounds. To the extent permitted by applicable Law, the undersigned Supporting Holder expressly waives the benefit of any Law, which, if applied to the release set forth herein, would otherwise exclude from its binding effect any claim not known on the date hereof to exist.

(b) The Supporting Holder represents and acknowledges that: (i) he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s Representatives and (ii) in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any Representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise. The Supporting Holder further represents and acknowledges that he, she or it may hereafter discover facts in addition to or different from those which the he, she or it now knows or believes to be true with respect to the subject matter herein, and that he, she or it may hereafter come to have a different understanding of the Law that may apply to potential claims which the undersigned is releasing hereunder, but the undersigned affirms that, except as is otherwise specifically provided above, it is his, her or its intention to fully, finally and forever settle and release any and all Released Claims. In furtherance of this intention, the Supporting Holder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) The Supporting Holder acknowledges that he, she or it may execute, and may have executed, additional releases in connection with the Merger, and for the avoidance of doubt, the Supporting Holder will be bound by each release to which he, she or it is a party and such releases will be cumulative and not exclusive to one another.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the First Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms and (c) a written agreement of SPAC, the Company and such Supporting Holder (the “Expiration Time”). Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

5.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Supporting Holder, to such Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

5.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.4 shall be null and void, ab initio.

5.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

5.6 Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

5.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

5.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

5.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT

5.13 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 5.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.12, shall be required to provide any bond or other security in connection with any such injunction.

5.14 Supporting Holder Obligation Several and Not Joint. The obligations of each Supporting Holder hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

5.15 No Agreement as Director or Officer. Each Supporting Holder is entering into this Agreement solely in such Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by such Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of such Supporting Holder (including, for this purpose, any appointee or representative of such Supporting Holder to the board of directors of the Company), in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company or the Company.

[Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause above.

DUNE Acquisition Corp.

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	Chief Executive Officer

Signature page to Stockholder Support Agreement

TRADEZERO HOLDING CORP.

By:	/s/ Daniel Pipitone
Name:	Daniel Pipitone
Title:	CEO

Signature page to Stockholder Support Agreement

JOHN MUSCATELLA

By:	/s/ John Muscatella
Email:
Address:

DANIEL PIPITONE

By:	/s/ Daniel Pipitone
Email:
Address:

GIOVANNI FERRARA

By:	/s/ Giovanni Ferrara
Email:
Address:

JOHN CARUSO

By:	/s/ John Caruso
Email:
Address:

KOSTA CORRIVEAU

By:	/s/ Kosta Corriveau
Email:
Address:

Signature page to Stockholder Support Agreement

ROBERT BOGDAN JIMAN

By:	/s/ Robert Bogdan Jiman
Email:
Address:

Signature page to Stockholder Support Agreement

Schedule A

Name of Supporting Holder	Shares of Common Stock
John Muscatella	[●]
Daniel Pipitone	[●]
Giovanni Ferrara	[●]
John Caruso	[●]
Kosta Corriveau	[●]
Robert Bogdan Jiman	[●]
Total	[●]